Exhibit 10.37(b)

AMENDMENT NUMBER 1 TO

WESTROCK COMPANY EXECUTIVE SEVERANCE PLAN

1. INTRODUCTION

(a)       Amendment and Effective Date.   WestRock adopted the WestRock Company Executive Severance Plan (the "Plan") as of April 5, 2019 and effective as of February 1, 2019 (the "Effective Date").   WestRock desires to amend the Plan as set forth herein (the "Amendment"). All capitalized terms used herein and not defined herein shall have the definition set forth in the Plan.

2. AMENDED PROVISION OF THE PLAN

The first paragraph of Section 2(b) of the Plan is hereby deleted in its entirety and replaced with the following language:

(b)       Eligible Termination.   You will incur an "Eligible Te1mination," and therefore may be eligible to receive benefits under the Plan, if you are an Eligible Executive and your employment is involuntarily terminated by the Company for a reason other than (i) Cause, (ii) your termination of employment after you have qualified to receive long term disability benefits under a Company plan or (iii) your termination of employment after extended absence (greater than 30 days) from which you have failed to return in accordance with the terms of any leave policy established by the Company. An "Eligible Termination" does not include your retirement, death or voluntary termination. You will not be considered a participant in the Plan until you have experienced an Eligible Termination.

3. AMENDED PROVISION OF THE RELEASE

Section (d) on page 4 of the Separation Agreement and Release (which is Exhibit A of the

Plan) under the lead in "I acknowledge and agreement:" is hereby deleted in its entirety.

4. EFFECT ON THE PLAN

Except as expressly amended hereby, the Plan is hereby affirmed and deemed to continue in full force and effect in accordance with the provisions thereof on the date hereof.

WESTROCK COMPANY

By: /s/ Ward H. Dickson

Date: April 22, 2019